Exhibit 99

PRESS RELEASE

For Immediate Release	Contact:
William E. Snell, Jr.
Franklin Financial Services Corporation
(717) 261-3665

Franklin Financial Announces First Quarter Dividend

January 14, 2005

Chambersburg, PA

The Board of Directors of Franklin Financial Services Corporation declared a $.23 per share regular quarterly dividend for the first quarter of 2005. This compares to a $.21 per share regular cash dividend for the first quarter of 2004, representing a 9.5% increase, when adjusted for the 5 for 4 stock split issued in the form of a 25% stock dividend distributed to shareholders in June of 2004.

The regular quarterly cash dividend will be paid on February 25, 2005 to shareholders of record at the close of business on February 4, 2005.

Franklin Financial is the largest independent, locally owned and operated bank holding company in Franklin County with assets of approximately $560 million. Its wholly-owned subsidiary, F&M Trust Company, has sixteen community banking offices located in Boiling Springs, Carlisle, Chambersburg, Mont Alto, Marion, Newville, Shippensburg and Waynesboro.